ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4529 (775) 684 5708 Website: secretaryofstate.biz	In the office of /s/ Ross Miller Dean Heller Secretary of Sate	Document Number: 20100096898-83 Filing date and time: 02/16/2010 11:23 AM Entity Number E0758882006-9
Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:

Kore Nutrition Incorporated

2.	The articles have been amended as follows (provide article numbers, if available):

The aggregate number of shares that the corporation is authorized to issue is 200,000,000, of which 150,000,000 shares are common stock, with a par value of $0.001 per share, and 50,000,000 shares are preferred stock, with a par value of $0.001 per share. The board of directors is authorized to prescribe the series and the number of shares of each of preferred stock and the voting powers, designations, preferences, limitations, restrictions, relative rights or other variations of the shares of each class or series within each class of the preferred stock.

3.
The vote by which the shareholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 79.1%.*

4.           Effective date of filing (optional):                                                                _______________________________________

5.           Officer Signature (required):           /s/ Deanna Embury

*      If any proposed amendment would alter or change any preference or any relative or other right given to any class or Class of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or Class affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.